FOR IMMEDIATE RELEASE: December 2, 2011

CONTACT:  Michael Brennan, Chairman
  Email: mbrennan@micro-imaging.com
  Web Site: www.micro-imaging.com
  Telephone: (805) 557-0614

Micro Imaging Technology Announces The Results Of
The Annual General Shareholders Meeting

San Clemente, CA. December 2, 2011....Micro Imaging Technology, Inc. (OTCBB: MMTC) (OTCQB: MMTC) announced today that the Company’s Annual General Meeting of Shareholders was held at MIT’s offices on Wednesday, November 30, 2011 at 10:00 AM (PST) in accordance with the U.S. Securities and Exchange Commission approval of its October 11, 2011 Schedule 14A Filing – Information Required in a Proxy Statement. This was followed by a mailing to all shareholders of record including a Proxy Ballot from the Company’s transfer agent, American Stock Transfer and Trust (“AST&T”). Over 62 percent of all shareholders voted. The complete Proxy Statement and Annual Report can still be viewed at the Company’s web site www.micro-imaging.com or within MMTC’s 14A filing with the SEC; referencing MMTC: www.sec.gov.

The Company asked its stockholders to vote on two proposals:

1)
To elect two (2) Directors to the Company's Board of Directors, each to serve a term of one year and until their respective successors have been elected and qualified, or until their earlier resignation or removal. The Board of Directors nominated for election to the Board: Michael W. Brennan and Victor A. Hollander, respectively, the Company’s Chairman and Chief Financial Officer. They were elected by over 97 percent of those shareholders that voted.

2)
To approve an Amendment to the Company’s Articles of Incorporation to increase the total number of authorized shares from 500,000,000 to 2,500,000,000. This proposed Amendment was accepted by over 78 percent of those shareholders that voted.

With respect to the election of two Directors, Chairman Michael Brennan stated that “over the course of the next several months the Company is committed to increasing the size of the Board by adding two independent outside Directors which will assist in guiding the Company as it enters its expansion phase.”

Commenting on the increase in authorized number of shares, the Company’s Chief Financial Officer, Victor Hollander, noted that, “the Company’s development stage, which commenced in November 2005, has required almost $16 million in funding which has been provided from a variety of equity sources, including continual purchases of Common Stock by the Company’s largest shareholders and debt conversions. Consequently, as we prepare to launch our products in the $5 billion Food Safety market - we will still depend on equity funding.”

The Company also announced the opening of a new office at 11835 West Olympic Boulevard, Suite 1235 East, Los Angeles, CA 90064. The new accommodations will be used to coordinate legal, financial and administrative functions.

ABOUT MICRO IDENTIFICATION TECHNOLOGIES:

MIT is a California-based public company that has developed and patented a Microbial Identification System that revolutionizes the pathogenic bacteria diagnostic process and can annually save thousands of lives and tens of millions of dollars in health care costs. The System identifies bacteria in minutes, not days, and at a significant per test cost savings when compared to any other conventional method. The System does not rely on chemical or biological agents, conventional processing, fluorescent tags, gas chromatography or DNA analysis.  The process requires only clean water and a sample of the unknown bacteria.  Revenues for all rapid testing methods exceed $5 billion annually – with food safety accounting for over $3.5 billion, which is expected to surpass $4.7 billion by 2015 according to BCC Research. In addition, the recently passed “New” U.S. Food Safety Bill is expected to further accelerate the current annual growth rate of 6.6 percent.

MIT previously completed an extensive evaluation by the AOAC RI Institute which included rigorous independent testing and thorough reviews by its expert examiners, including the U.S. Department of Agriculture. The AOAC RI Report is available from the Company. www.aoac.org

MIT also demonstrated the ability to detect and identify, within several minutes, the microbes Escherichia coli, Listeria, Salmonella, Staphylococcus aureus, and other pathogenic bacteria. MIT recently performed over 300 tests for the identification of these contaminants and scored 95% accuracy. The System can currently identify 23 species of bacteria and its capabilities are easily expanded. The identification process has also been verified by North American Science Associates, Inc. (“NAMSA”), an independent and internationally recognized bioscience testing laboratory. The NAMSA Test Report is available from the Company and, in MIT’s opinion, demonstrates the accuracy, speed and cost effectiveness of the System over conventional processes. www.namsa.com
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This release contains statements that are forward-looking in nature. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. These statements are made based upon information available to the Company as of the date of this release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to dependence on suppliers; short product life cycles and reductions in unit selling prices; delays in development or shipment of new products; lack of market acceptance of our new products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; our ability to attract and retain qualified employees; inability to expand our operations to support increased growth; and declining economic conditions, including a recession. These and other factors and risks associated with our business are discussed from time to time within our filings with the U.S. Securities and Exchange Commission, reference MMTC: www.sec.gov